Exhibit 5.9

Squire Patton Boggs (US) LLP
2000 Huntington Center
41 South High Street
Columbus, Ohio 43215

O +1 614 365 2700
F +1 614 365 2499
squirepattonboggs.com

May 11, 2017

AECOM

1999 Avenue of the Stars

Suite 2600

Los Angeles, California 90067

Re:                             Registration Statement on Form S-4; Exchange Offer for $1,000,000,000 in Aggregate Principal Amount of 5.125% Senior Notes Due 2027 of AECOM

Ladies and Gentlemen:

We have acted as special Ohio counsel to the companies listed on Schedule I hereto (each a “Company” and, together, the “Companies”), each a subsidiary of AECOM, a Delaware corporation (the “Issuer”), in connection with the issuance of $1,000,000,000 in aggregate principal amount of the 5.125% Senior Notes Due 2027 (the “Exchange Notes”) of the Issuer and the guarantees of the Exchange Notes by each of the guarantors (the “Guarantors”) included within the Indenture (as defined below) (the “Guarantees”), including the guaranty of each Company (each such guaranty, a “Company Guaranty”), under an Indenture dated as of February 21, 2017 (the “Indenture”), among the Issuer, each of the subsidiary Guarantors named therein and U.S. Bank National Association, as trustee, (the “Trustee”), and under a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).  The Exchange Notes and the Guarantees will be issued in exchange for the Issuer’s outstanding 5.125% Senior Notes due 2027 and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and Guarantees.

In connection with this opinion, we have reviewed originals or copies of the following documents:

(a)                                 the Indenture;

(b)                                 an Officer’s Certificate of each Company as to the incumbency of officers and certain factual matters dated the date hereof (together, the “Officer’s Certificates”);

(c)                                  the Articles of Incorporation and Regulations of each Company, the completeness and accuracy of which have been certified to us as part of the Officer’s Certificates;

(d)                                 a good standing certificate with respect to each Company from the Secretary of State of Ohio dated May 5, 2017 (together, the “Good Standing Certificates”);

(e)                                  certified copies of resolutions of the Board of Directors of each Company dated as of February 14, 2017, with respect to the documents and transactions contemplated thereby, the completeness and accuracy of which have been certified to us as part of the Officer’s Certificates; and

(f)                                   originals or copies of such other corporate records of each Company, certificates of public officials and of officers of each Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In connection with such review, we have assumed (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Companies, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; and (iv) the proper issuance and accuracy of certificates of public officials and officers and agents of the Companies.

This opinion is limited to the laws of the State of Ohio, excluding local laws of the State of Ohio (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Ohio and judicial decisions to the extent they deal with any of the foregoing), that are, in our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.                                      Based solely on the Good Standing Certificates, each Company is a corporation validly existing and in good standing under the laws of the State of Ohio.

2.                                      Each Company has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3.                                      The Indenture has been duly authorized by all necessary corporate action, and has been duly executed and duly delivered on behalf of each Company.

4.                                      The execution and delivery of the Indenture by the Companies does not, and the performance of each Company’s respective obligations thereunder, including the issuance by each Company of its respective Company Guaranty, will not, violate or constitute on the part of either Company a breach or default under (a) its Articles of Incorporation or Regulations, or (b) any applicable provisions of statutory law or regulation to which Ohio corporations are subject.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and Gibson, Dunn & Crutcher LLP in its rendering of its opinion to you dated as of the date hereof and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,

/s/ Squire Patton Boggs (US) LLP

Schedule I

Company	State of Organization
AECOM Energy & Construction, Inc.	Ohio
URS Corporation—Ohio	Ohio